OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1999







                                 C O N T E N T S


Independent Auditors' Report............................................................................. 3

Consolidated Balance Sheet............................................................................... 4

Consolidated Statements of Operations.................................................................... 5

Consolidated Statements of Stockholders' Equity (Deficit)................................................ 6

Consolidated Statements of Cash Flows.................................................................... 7

Notes to the Consolidated Financial Statements........................................................... 9

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Omega Dynamics, Inc. and Subsidiaries
(Formerly MedMaster Systems, Inc. and Subsidiaries)
North Logan, Utah

We have audited the accompanying consolidated balance sheet of Omega Dynamics, Inc. and Subsidiaries (formerly MedMaster Systems, Inc. and Subsidiaries) as of March 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Dynamics, Inc. and Subsidiaries (formerly MedMaster Systems, Inc. and Subsidiaries) as of March 31, 1999 and the results of their operations and their cash flows for the years ended March 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has significant operating losses to date and a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Jones, Jensen & Company
Salt Lake City, Utah
December 29, 1999




                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                           Consolidated Balance Sheet


                                     ASSETS
                                     ------
                                                                                                    March 31,
                                                                                                     1999
                                                                                               -----------------

CURRENT ASSETS

   Cash                                                                                        $         208,660
   Accounts receivable, net                                                                                  793
   Prepaid expenses                                                                                       15,024
                                                                                               -----------------

     Total Current Assets                                                                                224,477

PROPERTY AND EQUIPMENT (Notes 1 and 3)                                                                     3,489
                                                                                               -----------------

     TOTAL ASSETS                                                                              $         227,966
                                                                                               =================


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

   Accounts payable                                                                            $          59,756
   Accrued expenses                                                                                      756,614
   Notes payable - related parties (Note 4)                                                              418,248
                                                                                               -----------------

     Total Current Liabilities                                                                         1,234,618

LONG-TERM LIABILITIES                                                                                     -

     Total Liabilities                                                                                 1,234,618

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock, 500,000 shares authorized at $0.01
    par value; no shares issued or outstanding                                                            -
   Common stock, 100,000,000 shares authorized at $0.001
    par value; 13,303,182 shares issued                                                                   13,303
   Additional paid-in capital                                                                          9,573,463
   Accumulated deficit                                                                               (10,593,418)
                                                                                               -----------------

     Total Stockholders' Equity (Deficit)                                                             (1,006,652)

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                      $         227,966
                                                                                               =================


              The accompanying notes are an integral part of these consolidated financial statements.




                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                      Consolidated Statements of Operations




                                                                                      For the Years Ended
                                                                                          March 31,
                                                                           -------------------------------------
                                                                                  1999               1998
                                                                           ------------------  -----------------

SALES                                                                      $          374,358  $       1,174,735

COST OF SALES                                                                         303,113            948,653
                                                                           ------------------  -----------------

GROSS MARGIN                                                                           71,245            226,082
                                                                           ------------------  -----------------

EXPENSES

   Depreciation and amortization                                                        9,214             12,429
   General and administrative                                                       6,171,920            351,908
                                                                           ------------------  -----------------

     Total Expenses                                                                 6,181,134            364,337
                                                                           ------------------  -----------------

     Loss from Operation                                                           (6,109,889)          (138,255)
                                                                           ------------------  -----------------

OTHER INCOME (EXPENSE)

   Interest income                                                                     12,835             63,452
   Interest expense                                                                   (41,002)           (37,042)
                                                                           ------------------  -----------------

     Total Other Income (Expense)                                                     (28,167)            26,410
                                                                           ------------------  -----------------

NET LOSS                                                                   $       (6,138,056) $        (111,845)
                                                                           ==================  =================

BASIC LOSS PER SHARE                                                       $            (5.26) $           (0.10)
                                                                           ==================  =================


              The accompanying notes are an integral part of these consolidated financial statements.




                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
            Consolidated Statements of Stockholders' Equity (Deficit)




                                                                                 Additional
                                                    Common Stock                  Paid-In         Accumulated
                                              Shares            Amount            Capital            Deficit
                                           ----------     ---------------    ----------------   ----------------

Balance, March 31, 1997                       902,932     $           903    $      3,248,363   $     (4,343,517)

Common stock issued for
 payment of debt at $1.20
 per share                                    196,250                 196             235,304             -

Net loss for the year ended
 March 31, 1998                                -                   -                   -                (111,845)
                                           ----------     ---------------    ----------------   ----------------

Balance, March 31, 1998                     1,099,182               1,099           3,483,667         (4,455,362)

Common stock issued for
 cash and services at $0.50
 per share                                 12,000,000              12,000           5,988,000             -

Common stock issued for
 cash at $0.50 per share                      204,000                 204             101,796             -

Net loss for the year ended
 March 31, 1999                                      -             -                   -              (6,138,056)
                                           ----------     ---------------    ----------------   ----------------

Balance, March 31, 1999                    13,303,182     $        13,303    $      9,573,463   $    (10,593,418)
                                           ==========     ===============    ================   ================


              The accompanying notes are an integral part of these consolidated financial statements.



                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                      Consolidated Statements of Cash Flows


                                                                                      For the Years Ended
                                                                                          March 31,
                                                                           -------------------------------------
                                                                                  1999               1998
                                                                           ------------------  -----------------


CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                                                $       (6,138,056) $        (111,845)
   Adjustments to reconcile net loss to net cash flows
    used by operating activities:
     Depreciation and amortization                                                      9,214             12,429
     Common stock issued for services                                               5,988,000             -
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable                                        44,767             30,757
     (Increase) decrease in prepaids                                                   (7,493)            50,028
     Increase (decrease) in bad debt allowance                                         (3,959)           (24,988)
     Increase (decrease) in bank overdraft                                             (7,637)             2,418
     Increase (decrease) in notes payable - related                                    41,003             37,042
     Increased (decrease) in accounts payable                                          14,431           (108,330)
     Increase in accrued expenses                                                      86,642             77,647
                                                                           ------------------  -----------------

       Net Cash Flows Provided (Used) by Operating Activities                          26,912            (34,842)

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of fixed assets                                                              (457)            (5,499)
                                                                           ------------------  -----------------

       Net Cash Flows (Used) by Investing Activities                                     (457)            (5,499)
                                                                           ------------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from notes payable                                                         13,200             -
   Issuance of common stock for cash                                                  114,000             -
                                                                           ------------------  -----------------

       Net Cash Flows Provided by Financing Activities                                127,200             -
                                                                            -----------------   ----------------

NET INCREASE (DECREASE) IN CASH                                                       153,655            (40,341)

CASH AT BEGINNING OF YEAR                                                              55,005             95,346
                                                                           ------------------  -----------------

CASH AT END OF YEAR                                                        $          208,660  $          55,005
                                                                           ==================  =================


              The accompanying notes are an integral part of these consolidated financial statements.



                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                Consolidated Statements of Cash Flows (Continued)

                                                                                      For the Years Ended
                                                                                          March 31,
                                                                           -------------------------------------
                                                                                  1999               1998
                                                                           ------------------  -----------------


CASH PAID DURING THE YEAR FOR:

   Interest                                                                $               74  $          -
   Income taxes                                                            $           -       $          -

NON-CASH FINANCING TRANSACTIONS

   Common stock issued for services                                        $        5,988,000  $          -
   Common stock issued for debt                                            $           -       $         235,500


              The accompanying notes are an integral part of these consolidated financial statements.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              MedMaster Systems, Inc. provides an accounts receivable factoring service to health care providers participating in the MedMaster System. The Company grants credit to customers who are located primarily in the western part of the United States.

              On March 29, 1999, the Company changed its name to Omega Dynamics, Inc.

              b.  Principles of Consolidation

              The consolidated financial statements include the accounts of MedMaster Systems, Inc. and its wholly-owned subsidiaries; Financial Computer Services, Inc., Medac, Inc., Ink, Inc., and Sunrise Travel, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

              c.  Revenue Recognition

              The Company charges a average commission of 8% on factored receivables it collects on behalf of its subscribers. The Company classifies receivables as either Type 1 or Type 2 based on the assessed credit worthiness of the customer. Commissions on Type 1 nonrecourse receivables are nonrefundable and are immediately recognized as income. Collections on Type 2 receivables are remitted to subscribers as collected, net of the Company's commission, which is recognized as income when collected. The factoring commissions are recognized when purchased rather than over the period of service because the differences between the effects of such allocations and the effects of immediate recognition is immaterial. Printing, credit reporting and travel service revenues are recognized as income when earned.

              d.  Property and Equipment

              Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the underlying assets, ranging from three to seven years.

              e.  Use of Estimates

              the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              f.  Basic Net Loss Per Share

                                                                            For the Year Ended
                                                                                 March 31,
                                                                                    1999
                                                        -----------------------------------------------------------
                                                                               (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average            Basic
                                                              (Loss)              Number of         (Loss) Per
                                                               Amounts            Shares              Share
                                                        ------------------  ------------------  ------------------

              Net loss                                  $       (6,138,056)          1,165,944  $            (5.26)
                                                        ------------------  ------------------  ------------------

                                                        $       (6,138,056)          1,165,944  $            (5.26)
                                                        ==================  ==================  ==================


                                                                          For the Year Ended
                                                                                March 31,
                                                                                   1998
                                                         -----------------------------------------------------------

                                                                                 (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average            Basic
                                                              (Loss)              Number of         (Loss) Per
                                                               Amounts            Shares              Share
                                                        ------------------  ------------------  ------------------

              Net loss                                  $         (111,845)          1,068,535  $            (0.10)
                                                        ------------------  ------------------  ------------------

                                                        $         (111,845)          1,068,535  $            (0.10)
                                                        ==================  ==================  ==================

              The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Stock warrants and stock options have not been included as they are antidilutive.

              g.  Provision for Income Taxes

              No provision for federal income taxes have been recorded due to net operating losses. The Company accounts for income taxes pursuant to FASB Statement No. 109. The Internal Revenue Code contains provisions which may limit the loss carryforwards available should certain events occur, including significant changes in stockholder ownership interests. Accordingly, the tax benefit of the loss carryovers is offset by a valuation allowance of the same amount. The loss carryforwards of approximately $4,602,000 will expire by the year 2019.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              h.  Concentrations of Credit Risk

              The Company maintains cash balances in excess of federally insured limits at certain financial institutions.

              i.  Cash and Cash Equivalents

              For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase to be cash equivalents.

              j.  New Accounting Pronouncements

              The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosures of Information About an Entity's Capital Structure." SFAS No. 128 provides a different method of calculating earnings per share than was previously used in accordance with APB Opinion No. 15, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 128 and SFAS No. 129 are effective for financial statements issued for periods ending after December 15, 1997. In fiscal 1998, the Company adopted SFAS No. 128, which did not have a material impact on the Company's financial statements. The implementation of SFAS No. 129 did not have a material effect on the Company's financial statements.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              j.  New Accounting Pronouncements (Continued)

              The Financial Accounting Standards Board has also issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

              SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

              In February 1998, the Financial Accounting Standards Board has issued Statement of Financial Accounting Standard ("SFAS") No 132. "Employers' Disclosures about Pensions and other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other Postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. The adoption of this statement had no material impact on the Company's financial statement.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              j.  New Accounting Pronouncements (Continued)

              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

NOTE 2 -      CONTINUED OPERATIONS - GOING CONCERN

              The Company has suffered recurring losses from operations, and as of March 31, 1999, the Company had a working capital deficiency of $1,010,141, which is funded through participating health care providers and related parties. Cash currently generated from operations and the Company's current cash position are not adequate to retire its current liabilities, thus raising substantial doubt about the Company's ability to continue as a going concern. Management is considering all options and sources of revenue available to the Company and believes that a redirection of the Company focus is imperative to provide a viable future. Management is in the process of developing a plan to expand fee for service activities such as providing credit reports and to reduce factoring services due to the up-front cash flow required. In addition, the Company plans to expand operations of its printing and travel segments. There can be no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments relating to this uncertainty.

NOTE 3 -      PROPERTY AND EQUIPMENT

              Property and equipment consisted of the following:



                                                                                                    March 31,
                                                                                                     1999
                                                                                               -----------------

              Equipment                                                                        $         131,976
              Accumulated depreciation                                                                  (128,487)
                                                                                               -----------------

                                                                                               $           3,489
                                                                                               =================


              Total depreciation expense for the years ended March 31, 1999 and 1998 was $9,214 and $12,429, respectively.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998

NOTE 4 -      NOTE PAYABLE - RELATED PARTIES

              At March 31, 1999, the Company owed related parties amounts totaling $418,248 of principal and accrued interest, and late fees. The notes are unsecured, accrue interest on the outstanding principal balance at rates of 8% to 9% per annum, and are due upon demand.


                                                                                                    March 31,
                                                                                                     1999
                                                                                               -----------------

              Note payable - former officer

                 Principal                                                                     $         220,000
                 Interest                                                                                117,150
                 Late fees                                                                                67,898
                                                                                               -----------------

                   Total                                                                                 405,048

              Note payable - shareholder                                                                  13,000
              Note payable - officer                                                                         200
                                                                                               -----------------

                                                                                               $         418,248
                                                                                               =================


              Interest expense on the above notes for the years ended March 31, 1999 and 1998 was $19,800 and $19,800, respectively. Late fees incurred on the past due interest payable for the years ended March 31, 1999 and 1998 was $21,203 and $17,242, respectively.

              The former officer noted above was employed by the Company until March 3, 1999, when he tendered his resignation to the Company.

NOTE 5 -      COMMON STOCK TRANSACTIONS

              On May 28, 1997, the Company issued 196,250 shares of the Company's common stock as payment of debt totaling $235,500.

              On March 29, 1999, the Company issued 50,000 shares of the Company's common stock for cash at $0.50 per share, or $25,000.

              On March 30, 1999, the Company issued 12,000,000 shares of the Company's common stock to related parties, officers and directors for cash at par value of $0.001 per share, or $12,000. This issuance was valued at $0.50 per share to reflect the prevailing issuance price of $0.50 per share received from unrelated third parties in arms-length transactions.

              On March 30, 1999, the Company issued 64,000 shares of the Company's common stock for cash at $0.50 per share, or $32,000.

              On March 31, 1999, the Company issued 90,000 shares of the Company's common stock for cash at $0.50 per share, or $45,000.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998

NOTE 6 -      OBLIGATIONS UNDER LEASES

              On January 1, 1986, the Company entered into a lease agreement for its operating facilities with the DARO Group, a partnership owned by certain former officers and directors of the Company. This lease expires on December 31, 2000.

              Due to a dispute between the Company and a certain former officer, who is a partner in the DARO Group, the Company is treating the lease as a month-to-month lease. Rent expense to this partnership for the years ended March 31, 1999 and 1998 was approximately $15,000 and $27,000, respectively.

NOTE 7 -      COMMITMENTS AND CONTINGENCIES

              Employment Agreement
              --------------------

              Effective April 1, 1994, an officer an director of the Company entered into a three year employment agreement, whereby the officer is entitled to receive approximately $110,000 per year through the fiscal year ending March 31, 1997. On November 5, 1997, the Company extended that contract through March 31, 2000. Due to the financial condition of the Company, certain amounts due under these employment agreements have been foregone by the officer and accrued by the Company. The total amounts due under the employment agreements at March 31, 1999 and 1998 was $734,762 and $650,762, respectively. The officer resigned his position on March 3, 1999, effectively terminating the employment agreement as of that date.

NOTE 8 -      SUBSEQUENT EVENTS

              On December 29, 1999, the Company decided to divest of certain assets and liabilities of the Company and certain assets and liabilities held in the names of its subsidiaries Ink, Inc., Sunrise Travel, Inc., and Financial Computer Services, Inc. as at March 31, 1999 and assign such assets and liabilities to Rerol, Inc., a Utah corporation.

              The following is the proforma balance sheet of the Company at March 31, 1999 with the assets and liabilities noted above removed from the accounts:




                                     ASSETS
                                     ------                                                       March 31,
                                                                                                     1999
                                                                                               -----------------

              CURRENT ASSETS
                Cash                                                                           $         117,516
                Prepaid expenses                                                                           4,379
                                                                                               -----------------

                   Total Current Assets                                                                  121,895

              PROPERTY AND EQUIPMENT                                                                       2,045

                    TOTAL ASSETS                                                               $         123,940
                                                                                               =================

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                             March 31, 1999 and 1998


NOTE 8 -      SUBSEQUENT EVENTS (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                                    March 31,
                                                                                                     1999
                                                                                                    ---------

              CURRENT LIABILITIES

                Accounts payable                                                               $           1,728
                Notes payable, related parties                                                            13,200
                                                                                               -----------------

                   Total Current Liabilities                                                              14,928

                   TOTAL LIABILITIES                                                                      14,928

              STOCKHOLDERS' EQUITY

                Preferred stock, 5,000,000 shares authorized at $0.001
                 par value; no shares issued or outstanding                                               -
                Common stock, 50,000,000 shares authorized at $0.001
                 par value; 13,303,182 shares issued                                                      13,303
                Additional paid-in capital                                                            10,689,127
                Deficit accumulated during the development stage                                     (10,593,418)
                                                                                               -----------------

                   Total Stockholders' Equity                                                            109,012

                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $         123,940
                                                                                               =================